PROSPECTUS SUPPLEMENT (TO PROXY STATEMENT/PROSPECTUS DATED OCTOBER 6, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-176235

This prospectus supplement supplements the proxy statement/prospectus dated October 6, 2011 in its function as the prospectus of Quepasa Corporation, or Quepasa, under the Securities Act of 1933 for the offering of shares of Quepasa common stock to the holders of common stock, preferred stock, options and warrants of Insider Guides, Inc., or myYearbook, in connection with the merger, or the Merger, of myYearbook with and into a wholly-owned subsidiary of Quepasa.

The purpose of this prospectus supplement is to correct certain amounts that were provided for the illustrations on pages 2 and 3 (“What will each myYearbook security holder receive in the Merger?”) and on page 68 (“Merger Consideration”) of the proxy statement/prospectus.  The illustrations related to the allocation of the merger consideration among holders of myYearbook’s common stock, preferred stock, warrants and options.

Specifically, the “Merger Consideration Share Price” appearing in these illustrations is corrected to read: $3.1893.

In addition, the estimated taxes to be deducted in connection with the exchange of vested myYearbook options for Quepasa common stock are corrected to read as follows:

Issue Dates	Estimated Taxes (to be deducted)
January 2007 through December 2007	$0.115
January 2008 through July 2008	$0.155
August 2008 through February 2009	$0.272
March 2009 through February 2010	$0.183
February 2010 through March 2011	$0.304
March 2011 through present	$0.321

Except as described above, this prospectus supplement does not modify or update disclosure in, or exhibits to, the proxy statement/prospectus, and such disclosure in, or exhibits to, the proxy statement/prospectus remain unchanged and speak as of the date of the original filing.  In particular, this prospectus supplement does not change any previously reported financial information, nor does it reflect events occurring after the date of the original filing.

The proxy statement/prospectus contains detailed information about Quepasa, myYearbook, the special meeting of Quepasa shareholders, the Merger and the related merger agreement.  Both the shareholders of Quepasa and the holders of myYearbook’s securities are strongly urged to read and consider carefully the proxy statement/prospectus, as supplemented by this prospectus supplement, in its entirety.

See the section entitled “Risk Factors” beginning on page 17 of the proxy statement/prospectus for a discussion of the risks associated with the Merger and related transactions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the proxy statement/prospectus, as supplemented, or determined if the proxy statement/prospectus, as supplemented, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 19, 2011